Exhibit 99.1

FOR IMMEDIATE RELEASE

Captaris Announces Preliminary Results for the Fourth Quarter 2007

Expects to Report Revenue 11% to 12% Higher Than Q4 2006

Bellevue, Wash. — January 14, 2008, — Captaris, Inc. (NASDAQ: CAPA), announced today that it expects to report revenue at the high end or slightly above the top end of revenue guidance for the fourth quarter ending December 31, 2007, an increase of 11% to 12% compared to revenue of $25.2 million in the fourth quarter of 2006. These estimates update earlier revenue estimates of $27 to $28.3 million for the fourth quarter announced on its conference call on November 5, 2007.

The Company expects that operating expenses will be higher than estimated, primarily due to higher one time costs associated with outsourcing certain R & D maintenance and new project activities to third parties, costs associated with the acquisition of ODT completed on January 4, 2008 and higher legal expenses. As a result the Company now expects to report operating expenses in the range of $19.9 to $20.2 million for the fourth quarter ending December 31, 2007. These estimates update earlier operating expense estimates of $18.5 to $18.8 million announced on the November 5 conference call.

“Our revenue performance is very encouraging, with strength in several areas,” said David P Anastasi, President and CEO of Captaris. “In particular, we exceeded our expectations in the international markets. From a product perspective, Right Fax software revenue was about 9% higher than the fourth quarter of 2006, our FaxPress product line from our July 2007 acquisition of Castelle showed strong sequential growth and Alchemy again had a strong quarter particularly in relation to our MFP (multi-function printing devices) channel partners. We achieved the strong increase in revenue from the prior year overcoming challenging economic conditions, particularly in the financial services sector.”

“As previously announced, we have been working to improve our development organization’s structure and resource allocation methodology. The changes we are making are designed to significantly increase our speed to market and allow for more flexibility to shift resources between development projects. We have been working with multiple companies to outsource certain engineering efforts and this transition, with the resulting cost overlap, is almost complete. We expect to release exciting new products beginning in the first half of 2008, while at the same time realizing facilities cost reductions. We are also on track with the announced synergies from our Castelle acquisition and expect to see those benefits in the near term. We are optimistic about our business going forward especially as we see the benefits in 2008 of new product releases which will continue to strengthen our offering within our MFP, Microsoft and IP Telephony strategies combined with the fruits of our operating leverage improvement projects.”

Captaris expects to release its full financial results for the fourth quarter and hold its regularly scheduled quarterly conference call in February.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. The products of Captaris and its subsidiaries Castelle and Captaris Document Technologies, including Captaris RightFax, Captaris Workflow, Captaris Alchemy, the FaxPress line of products, RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER, and Mail CENTER are distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER and Mail CENTER are trademarks of Captaris Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding expected revenue, operating expenses other financial results for the fourth quarter, expected releases of new products, expected benefits from the Castelle acquisition and anticipated benefits of the changing we are making in our development organization’s structure and resource allocation methodology. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, including the recent acquisition of Captaris Document Technologies, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2007, and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms	Investor Relations
Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com